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                                                                       EXHIBIT o


                               MULTIPLE CLASS PLAN

                                       OF

                             A I M SUMMIT FUND, INC.



1. This Multiple Class Plan (the "Multiple Class Plan") adopted in accordance with Rule 18f-3 under the Act shall govern the terms and conditions under which the Fund may issue separate Classes of Shares representing interests in the Fund.

2. Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

         a.                Act - Investment Company Act of 1940, as amended.

         b.                Class - a class of Shares of the Fund.

         c. Class I Shares - shall mean those Shares designated as Class I Shares in the Fund's organizing documents.

         d. Class II Shares - shall mean those Shares designated as Class II Shares in the Fund's organizing documents.

         e.                Directors - the directors of the Fund.

         f. Distribution Expenses - expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as defined in a Plan of Distribution and/or agreements relating thereto.

         g. Distribution Fee - a fee paid by a fund to the Distributor to compensate the Distributor for Distribution Expenses.

         h.                Distributor - A I M Distributors, Inc.

         i.                Fund - AIM Summit Fund, Inc.

         j. Plan I - AIM Summit Investors Plans I, a unit investment trust.

         k. Plan II - AIM Summit Investors Plans II, a unit investment trust.

         l. Plan I Holders - holders of beneficial interests in Plan I.

         m. Plan II Holders - holders of beneficial interests in Plan II.


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         n.                Plan of Distribution - Any plan adopted under Rule
                           12b-1 under the Act with respect to payment of a Distribution Fee and/or Service Fee.

         o. Record Keeping Fees - fees payable to State Street under a Custodian Agreement relating to Plan II.


         p. Service Fee - a fee paid to financial intermediaries for the ongoing provision of personal services to Plan II Holders or Shareholders of Class II and/or the maintenance of accounts for Plan II Holders or Shareholders of Class II.

         q. Shareholder - a holder of Class I or Class II Shares of the Fund.

         r.                State Street - State Street Bank and Trust Company.

3.                Allocation of Income and Expenses.

         a. Distribution and Service Fees - Class II Shares shall bear directly any and all Distribution Fees and/or Service Fees payable by such Class II Shares pursuant to a Plan of Distribution adopted by the Fund with respect to such Class II Shares.

         b. Transfer Agency Fees - Class II Shares shall bear directly the transfer agency fees and expenses specifically attributable to Class II Shares.

         c. Record Keeping Fees - Class II Shares shall bear the Record Keeping Fees. Similar fees with respect to Class I Shares are paid by Plan I Holders at the account level or are borne by the Distributor.

         d. Allocation of Other Expenses - Each Class shall bear proportionately, based upon relative net assets, all other expenses incurred by the Fund based on the relative net assets attributable to each such Class.

         e. Allocation of Income, Gains and Losses - The Fund will allocate income and realized and unrealized capital gains and losses to a Class based on the relative net assets of each Class.

         f. Waiver and Reimbursement of Expenses - The Fund's adviser, underwriter or any other provider of services to the Fund may waive or reimburse the expenses of a particular Class or Classes to the extent permitted by applicable law, and so long as such waiver or reimbursement does not subject the Fund to taxation.

4. Distribution and Servicing Arrangements. The distribution and servicing arrangements identified below, if any, will apply for the following Classes offered by the Fund. The provisions of the Fund's prospectuses describing the distribution and servicing arrangements in detail are incorporated herein by this reference.

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         a.                Class I Shares. Class I Shares shall be offered at
                           net asset value and are not subject to ongoing Distribution Fees, service fees or record keeping fees.

         b. Class II Shares. Class II Shares shall be offered at net asset value, subject to ongoing Service Fees, Distribution Fees, Transfer Agency Fees and Recordkeeping Fees approved from time to time by the Directors and set forth in the Fund's Distribution Plan and prospectus.

5.                Service, Record Keeping, Transfer Agent and Distribution Fees.
                  The Service Fee, Record Keeping Fee, Transfer Agent Fee and Distribution Fee applicable to Class II shall be those set forth in the Fund's prospectus, relevant portions of which are incorporated herein by this reference. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the Plan of Distribution adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.

6. Approval Required. This Multiple Class Plan shall not take effect until a majority of the Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund, shall find that the Multiple Class Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Fund as a whole.

7. Amendments. This Multiple Class Plan may not be amended to materially change the provisions of this Multiple Class Plan unless such amendment is approved in the manner specified in
                  Section 6 above.

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